UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 23, 2020

 UNIQUE FABRICATING, INC.
(Exact name of registrant as specified in its Charter)

Delaware	001-37480	46-1846791
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Standard Parkway
Auburn Hills,	Michigan	48326
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (248) 853-2333
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.001 per share	UFAB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.
Paycheck Protection Program Loan
On April 24, 2020, Unique Fabricating NA, Inc. (the “PPP Borrower”) entered into a Promissory Note for $5,998,700 (the “Note”) with Citizens Bank, National Association, a national banking association (the “PPP Lender”), pursuant to the U.S. Small Business Administration Paycheck Protection Program under Title I of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act passed by Congress and signed into law on March 27, 2020.  The Note is unsecured, bears interest at 1.00% per annum, with principal and interest payments deferred for the first six months, and matures in two years.  The principal is payable in equal monthly installments, with interest, beginning on the first business day after the end of the deferment period. The Note may be forgiven subject to the terms of the Paycheck Protection Program.
Additionally, certain acts of the PPP Borrower, including but not limited to: (i) the failure to pay any taxes when due, (ii) becoming the subject of a proceeding under any bankruptcy or insolvency law, (iii) making an assignment for the benefit of creditors, or (iv) reorganizing, merging, consolidating or otherwise changing ownership or business structure without PPP Lender’s prior written consent, are considered events of default which grant Lender the right to seek immediate payment of all amounts owing under the Note.
The foregoing is a summary of certain material terms and conditions of the Note, and is not a complete description thereof. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Note, attached hereto as Exhibits 10.1, which is incorporated herein by reference.
Seventh Amendment to the Credit Agreement and Loan Documents
On April 23, 2020, in advance of entering into the Note, Unique Fabricating NA, Inc. (the “US Borrower”) and Unique-Intasco Canada, Inc. (the “CA Borrower” and together with the US Borrower, the “Borrowers”) entered into the Seventh Amendment (the “Seventh Amendment”) to the Credit Agreement and Loan Documents, dated November 8, 2018 (the “Amended and Restated Credit Agreement”), with the financial institutions signatory thereto (the “Lenders”) and Citizens Bank, National Association, a national banking association, as Administrative Agent for the Lenders (the “Agent”). The Seventh Amendment, among other things, (i) permits additional indebtedness in the form of unsecured loans authorized pursuant to and in compliance with the CARES Act under the Paycheck Protection Program of the U.S. Small Business Administration, in an aggregate amount not to exceed $6.0 million; (ii) defers the June 30, 2020 principal payments on the US Term Loan, CA Term Loan, and CAPEX Loan, with the deferred principal amounts payable at the existing maturity dates; (iii) waives the requirement to test Maximum Total Leverage Ratio, Minimum Debt Service Coverage Ratio and Minimum Unadjusted Consolidated EBITDA for the fiscal quarter ending June 30, 2020; (iv) allows the release of the lien on the Evansville, Indiana property (the “Indiana Property”) and for the net cash proceeds from the sale of the Indiana Property to be applied against any outstanding balance on the Revolver, which will not permanently reduce the Revolving Credit Aggregate Commitment; (v) adds a weekly requirement for the Borrowers to deliver a 13-week cash flow forecast until September 30, 2020; and (vi) adds a 1.0% LIBOR Floor and 2.0% Base Rate Floor.
This summary of the Seventh Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Seventh Amendment filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is filed herewith:
EXHIBIT INDEX

Exhibit No.	Description
10.1
Promissory Note of Unique Fabricating NA, Inc. dated April 23, 2020, made under the Paycheck Protection Program sponsored by the U.S. Small Business Administration through, Citizens Bank, National Association

10.2
Seventh Amendment to Credit Agreement and Loan Documents, dated as of April 23, 2020, by and between the financial institutions signatory thereto, Citizens Bank, National Association, as Administrative Agent for the Lenders, Unique Fabricating NA, Inc. and Unique-Intasco Canada, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIQUE FABRICATING, INC.
Date: April 29, 2020	By:	/s/ Brian P. Loftus
Brian P. Loftus
Chief Financial Officer